SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------
                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                 --------------

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13-d-2(b)*


                               Tasty Fries, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.0001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   876556200
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 3, 2002
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

---------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                                Page 1 of 5 Pages

CUSIP No. 876556200                   13G                   Page 2 of 5

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          David J. Rights

-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  [ ]
                                                                 (b)  [X]

-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------------------------------------------------------------------------------
   NUMBER OF SHARES      5.    SOLE VOTING POWER          3,900,000
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON   6.    SHARED VOTING POWER        3,400,000
         WITH
                         7.    SOLE DISPOSITIVE POWER     3,900,000

                         8.    SHARED DISPOSITIVE POWER   3,400,000

-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,300,000

-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                [ ]

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.80%

-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          IN

-------------------------------------------------------------------------------

CUSIP No. 876556200                   13G                   Page 3 of 5

Item 1(a).   Name of Issuer:

             Tasty Fries, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             650 Sentry Parkway, Suite One
             Blue Bell, PA 19422

Item 2(a).   Name of Person Filing:

             David J. Rights


Item 2(b).   Address of Principal Business Office or, if None, Residence:

             1095 Rydal Rd.
             Rydal, PA 19046

Item 2(c).   Citizenship:

             United States


Item 2(d).   Title of Class of Securities:

             Common Stock, par value $.0001 per share

Item 2(e)    CUSIP Number:

             876556200

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b),  or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a)    [ ] Broker  or dealer  registered  under  Section  15 of the
                   Exchange Act.

        (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    [ ] Insurance  company as defined in Section 3(a)(19) of the
                   Exchange Act.

        (d)    [ ] Investment  company  registered  under  Section 8 of the
                   Investment Company Act.

        (e)    [ ] An  investment   adviser  in   accordance   with  Rule
                   13d-1(b)(1)(ii)(E);

        (f)    [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)    [ ] A parent holding company or control person in accordance with Rule 13d 1(b)(1)(ii)(G);

        (h)    [ ] A savings  association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

        (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

CUSIP No. 876556200                   13G                   Page 4 of 5


        (j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)   Amount beneficially owned:
                7,300,000

          (b)   Percent of class:
                10.80%

          (c)   Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 3,900,000

          (ii)  Shared power to vote or to direct the vote: 3,400,000

          (iii) Sole power to dispose or to direct the disposition of:
                 3,900,000

          (iv)  Shared  power  to  dispose  or to  direct  the  disposition  of:
                3,400,000

Item 5.  Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Other persons may have the right to receive any dividends payable to holders of the Common Stock or any proceeds received from the sale of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A


Item 9.  Notice of Dissolution of Group.

          N/A

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 876556200                   13G                   Page 5 of 5


                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                        /s/ David J. Rights
                                        ---------------------------------------
                                        David J. Rights
Dated: July 16, 2002












T:\EDGAR_FILINGS\SFREDERICK\JULY FILINGS.SCHEDULE13G.TXT 07/16/02 4:50 AM












T:\EDGAR_FILINGS\SFREDERICK\JULY FILINGS.SCHEDULE13G.TXT 07/16/02 6:20 AM